EXHIBIT 9

AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT (the “Amendment”) is made effective as of November 10, 2003, by and between TULARIK INC., a Delaware corporation (the “Company”), and AMGEN INC., a Delaware corporation (“Amgen”).

RECITALS

WHEREAS, the Company and Amgen have entered into a Registration Rights Agreement dated as of June 27, 2003 (the “Agreement”); and

WHEREAS, the Company proposes to issue shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), in an underwritten public offering duly registered under the Securities Act of 1933, as amended, pursuant to a prospectus supplement to that certain Registration Statement on Form S-3 (Registration No. 333-67366), originally filed by the Company with the Securities and Exchange Commission (the “SEC”) on August 13, 2001, a preliminary version of which prospectus supplement was filed by the Company with the SEC on November 4, 2003, and a final version of which prospectus supplement is expected by the Company to be filed with the SEC on November 12, 2003 (the “Offering”); and

WHEREAS, as of the date hereof, Amgen is the holder of all Registrable Securities (as that term is currently defined in the Agreement) under the Agreement; and

WHEREAS, the Company is willing to permit Amgen to acquire shares of Common Stock in connection with the Offering (such shares, the “Purchased Shares”) and the parties desire to amend the Registration Rights Agreement to include any such Purchased Shares.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and conditions set forth herein, the parties hereto agree as follows:

AGREEMENT

1. DEFINITIONS. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

2. AMENDMENT.

2.1 The definition of “Registrable Securities” set forth in Section 1(aa) of the Agreement is hereby deleted and replaced in its entirety as follows:

“The term “Registrable Securities” means the Common Stock issued or issuable to Amgen or acquired by Amgen:

(i) pursuant to the Company Stock Purchase Agreement;

(ii) pursuant to the ZKB Stock Purchase Agreement; and

(iii) in connection with an underwritten public offering duly registered under the Securities Act of 1933, as amended, pursuant to a prospectus supplement to that certain Registration Statement on Form S-3 (Registration No. 333-67366), originally filed by the Company with the SEC on August 13, 2001, a preliminary version of which prospectus supplement was filed by the Company with the SEC on November 4, 2003, and a final version of which prospectus supplement is expected by the Company to be filed with the SEC on November 12, 2003 (the “Offering”);

provided, however, that the above described securities shall not be treated as Registrable Securities if and so long as they (x) have been sold by a Holder to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (y) have been sold by a Holder pursuant to Rule 144 promulgated under the Act in a transaction exempt from the registration and prospectus delivery requirements of the Act so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale or (z) are able to be sold without restriction under Rule 144 of the Act.”

2.2 The third sentence of Section 2(a) of the Agreement is hereby deleted and replaced in its entirety as follows:

“The Company shall not permit any securities other than the Registrable Securities to be included in the Shelf Registration Statement; provided, however, that until such time as the Company obtains appropriate waivers from (i) the holders of a majority of the Company’s outstanding Registrable Securities (as such term is defined in that certain Amended and Restated Registration Rights Agreement, dated as of August 15, 1999, by and among the Company, those individuals and entities set forth on the Schedule of Rights Holders attached thereto as Exhibit A and the holders of warrants to purchase the Company’s Series H Preferred Stock set forth on the Schedule of Warrantholders attached thereto as Exhibit B, as further amended by that certain Notice, Waiver and Amendment of Registration Rights dated as of July 23, 2001, and as further amended by that certain Consent, Waiver and Amendment of Holders of Registrable Securities dated as of June 27, 2003 (the “Amended and Restated Registration Rights Agreement”)) and (ii) the holders of a majority of the Company’s outstanding Registrable Securities (as such term is defined in that certain Investor Rights Agreement, dated as of October 31, 1997, by and among the Company and those individuals and entities set forth on the Schedule of Investors attached thereto as Exhibit A and those option holders set forth on the Schedule of Option Holders attached thereto as Exhibit B, as amended by that certain Notice, Waiver and Amendment of Registration Rights dated as of July 23, 2001, and as further amended by that certain Consent, Waiver and Amendment of Holders of Registrable Securities dated as of June 27, 2003 (the “Investor Rights Agreement”)), waiving all piggy-back registration rights with respect to any Shelf Registration Statement filed by the Company under this

Agreement,the Company may be required to permit the Company securities defined as “Registrable Securities” under the Amended and Restated Registration Rights Agreement and the Investor Rights Agreement to be included in the Shelf Registration Statement to the extent, but only to the extent, that such Shelf Registration Statement includes Registrable Securities purchased by Amgen in the Offering.”

3. MISCELLANEOUS.

3.1 Effect of Amendment. Except as modified by the terms of this Amendment, the terms and provisions of the Agreement shall remain in full force and effect.

3.2 Amendment. This Amendment shall not be changed or modified orally, but only by an instrument in writing signed by the parties.

3.3 Governing Law. This Amendment shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California.

3.4 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executor and administrator of the parties hereto and the Holders, and shall be enforceable by any Holder.

3.5 Entire Agreement. The Agreement, as amended by this Amendment, constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof.

3.6 No Inconsistent Agreements. The Company will not on or after the date of this Amendment enter into any agreement with respect to its securities which is inconsistent with the rights granted to Holders in the Agreement, as amended by this Amendment, or otherwise conflicts with the provisions thereof.

3.7 Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered this 10th day of November, 2003.

COMPANY:		HOLDER:

TULARIK INC.		AMGEN INC.

By:	/s/ William J. Rieflin	By:	/s/ Richard Nanula

Print Name:	William J. Rieflin	Print Name:	Richard Nanula

Title:	Executive Vice President	Title:	Executive Vice President, Finance,

Strategy and Communications, and CFO

Address:
Address:
1120 Veterans Boulevard South San Francisco, CA 94080		One Amgen Center Drive Thousand Oaks, CA 91320-1799